Exhibit 99.1     Letter to The Limited Partners of the Registrant dated March 8,
                 2001

                        PROMETHEUS DEVELOPMENT CO., INC.
                               350 Bridge Parkway
                           Redwood City, Ca 94065-1517
                                 (650) 596-5393

March 8, 2001

To the Limited Partners:

By now you may have become aware of an unsolicited tender offer for up to 300 Units of Limited Partnership Interest in Prometheus Income Partners at $800 dollars per unit. The unsolicited tender offer was made by Everest Management, LLC, a California limited liability company, which is unaffiliated with Prometheus Income Partners.

Prometheus Income Partners recently filed revised preliminary proxy materials with the Securities and Exchange Commission for a proposed Merger with an affiliate of the general partner, which, if completed, would yield a minimum of $1,200 per Unit in cash to investors plus possible additional amounts depending on the outcome of the pending litigation and the actual cost of the property repairs. You can get the revised preliminary version of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission's website at www.sec.gov. We are awaiting comments from the Securities and Exchange Commission, which may require our response.

Once a definitive proxy statement has been filed with the Securities and Exchange Commission and declared effective, it will be distributed to Limited Partners. We cannot assure you that the definitive proxy statement will be declared effective. The definitive proxy statement will contain important information, which expands upon and clarifies the information contained in this letter, including a detailed list of participants in the proxy soliticitation, as well as their direct and indirect interests in the partnership.

As communicated previously, the Partnership intends to hold, as soon as practicable, a meeting of the Limited Partners of the Partnership at which time the Limited Partners will consider and vote on the proposal by the Partnership's General Partner. For the Merger to proceed, a majority of the limited partnership interests must be voted in favor of the Merger, and other conditions must be fulfilled. Of course, we can give you no assurance that the merger will be consummated.


On behalf of the General Partner, I thank you and appreciate your consideration of these matters.

                                 Prometheus Development Co., Inc., a California corporation


                                             /s/ John J. Murphy
                                 ------------------------------------
                                 By:             John J. Murphy
                                 Title:          Vice President